Exhibit 10.1

            SETTLEMENT AGREEMENT AND MUTUAL RELEASE


    THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this
"Agreement") is made and entered into as of the 19th day of July 1996, by and between MEDICORP INC., a Quebec corporation
("Medicorp"), and HEMACARE CORPORATION, a California corporation
("HemaCare").

                          WITNESSETH:

     WHEREAS, the parties entered into that certain License Agreement dated as of February 17, 1993, a copy of which is attached hereto as Appendix A (the "Initial License Agreement"), as amended or modified by various letter agreements dated March 1, 1993, April 26, 1993, August 9, 1993 and February 25, 1994, copies of which are attached hereto as Appendix B (the Initial License Agreement and such letter agreements and any other amendments to or modifications of the Initial License Agreement are collectively referred to herein as the "License Agreement");

     WHEREAS, pursuant to the License Agreement, the parties also entered into that certain Warrant Agreement, dated as of February 17, 1993 (the "Warrant Agreement"), a copy of which is attached hereto as Appendix C;

     WHEREAS, pursuant to the Warrant Agreement, HemaCare issued to Medicorp a common stock purchase warrant certificate in the form attached to the Warrant Agreement, which is exercisable on or before February 17, 2003, for up to 400,000 shares of the Common Stock, without par value, of HemaCare at an exercise price of $5.50 per share, subject to adjustment in certain circumstances (the "Warrant");

     WHEREAS, HemaCare and Medicorp have each alleged that the other has breached various provisions of the License Agreement;

     WHEREAS, by letter dated November 21, 1995, HemaCare informed Medicorp that it was exercising its rights under the License Agreement to terminate the License Agreement, effective not later than 180 days after the date of such letter, and HemaCare further asserted that the Warrant had terminated pursuant to Section 3 of the Warrant Agreement due to the alleged breaches of the License Agreement by Medicorp;

     WHEREAS, by letter dated December 15, 1995, Medicorp informed HemaCare that it denied it had breached the License Agreement and asserted that the Warrant remained outstanding and in full force and effect;

     WHEREAS, by letter dated February 28, 1996, Medicorp informed HemaCare that it was exercising its rights under the License
Agreement to terminate the License Agreement, effective 30 days after the date of such letter for breaches of the License Agreement by HemaCare; and

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     WHEREAS, the parties now desire to settle and resolve all
claims and disputes between them arising out of, in connection with or relating to the License Agreement and the Warrant Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, the parties agree as follows:

     1. Defined Terms. All capitalized terms used in this Agreement without separate definition shall have the same meaning as used in the License Agreement.

     2. Termination of License Agreement. Subject to the provisions of this Agreement, the License Agreement is hereby terminated by mutual agreement of the parties.

     3. Covenant Not to Sue. Medicorp hereby covenants on behalf of itself and its Affiliates not to sue or otherwise assert a claim against HemaCare or any of its Affiliates or their respective officers, directors, employees, agents, counsel or shareholders, or any of their respective successors, heirs or assigns, with respect to the use by HemaCare, its Affiliates and/or their respective agents of Licensed Product, Licensed Process and Licensed
Information solely for the purpose of continuing, without receiving compensation therefor, to provide treatments of Licensed Product to the remaining volunteers in the human clinical trials previously conducted by HemaCare and/or its Affiliates and to produce or have produced Licensed Product solely for such purpose.

     4. Delivery and License of Research Data. Not later than August 31, 1996, HemaCare shall deliver to Medicorp copies of all of the following in the possession of HemaCare or its Affiliates relating to or in connection with the past efforts by HemaCare and its Affiliates to develop a treatment for Acquired Immune Deficiency Syndrome (AIDS) using Licensed Process and/or Licensed
Information: primary, tabulated and statistically analyzed clinical data; records concerning manufacturing and quality control procedures, documents and costs, including but not limited to Standard Operating Procedures and Standard Quality Control and Assurance Procedures; virus challenge/inactivation studies and tests; correspondence to and from the United States Food and Drug Administration and the Food and Drug Branch of the Department of Health of the State of California (collectively, the "Regulatory Authorities"); filings made with either of the Regulatory Authorities; minutes of any meetings with either of the Regulatory Authorities; and similar records (the "Research Data"). HemaCare hereby grants to Medicorp a nonexclusive, royalty-free, perpetual, transferable license to the Research Data. HemaCare represents and warrants that it has the right to grant the license rights to the Research Data provided for in this Section. HemaCare makes no representation or warranty with respect to the content, quality or nature of any of the Research Data, and HemaCare shall have no liability or responsibility whatsoever, including without limitation for consequential damages, to Medicorp or others under any legal principle for any use of or reliance upon the Research Data. Each of HemaCare and its Affiliates and Medicorp and its Affiliates shall have the right to provide the Research Data to other parties on such terms as shall be determined in their sole

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discretion without incurring any obligation to the other party to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Research Data specifically excludes any and all physical inventory of Licensed Product, and any plasma obtained from HIV positive donors from which Licensed Product may be produced, that is currently in the possession of HemaCare or its Affiliates, which HemaCare or its Affiliates may sell, transfer or otherwise dispose of in the sole discretion of HemaCare or any of its Affiliates without incurring any obligation to Medicorp.

     5. Survival of Confidentiality and Indemnification Provisions. Sections 8 and 10.1 of the License Agreement shall survive the termination of the License Agreement.

     6.   Mutual General Releases.

         (a) Medicorp, on behalf of itself and its Affiliates, and their respective successors and assigns, does hereby absolutely, fully and forever release, waive, relinquish and discharge HemaCare, its Affiliates and their respective officers, directors, employees, agents, counsel and shareholders, and each of their respective successors, heirs and assigns, of and from all claims or causes of action of any nature whatsoever, known or unknown, fixed or contingent, which Medicorp or such other persons have or hereafter may have based on, arising from or relating to the License Agreement and its execution, delivery, performance or breach, except as expressly provided in this Agreement. This release does not extend to this Agreement or to any of the provisions of the License Agreement to the extent this Agreement expressly provides that such provisions shall survive the termination of the License Agreement.

         (b) HemaCare, on behalf of itself and its Affiliates, and their respective successors and assigns, does hereby absolutely, fully and forever release, waive, relinquish and discharge Medicorp, its Affiliates and their respective officers, directors, employees, agents, counsel and shareholders, and each of their respective successors, heirs and assigns, of and from all claims or causes of action of any nature whatsoever, known or unknown, fixed or contingent, which HemaCare or such other persons have or hereafter may have based on, arising from or relating to the License Agreement and its execution, delivery, performance or breach, except as expressly provided in this Agreement. This release does not extend to this Agreement or to any of the provisions of the License Agreement to the extent this Agreement expressly provides that such provisions shall survive the termination of the License Agreement.

         (c) In entering into this Agreement, neither party admits that it or any of its Affiliates has done anything wrong or is liable to the other party for any damages.

         (d) Each party promises and agrees for the benefit of the parties released by it pursuant to this Agreement never to initiate a lawsuit, arbitration or administrative proceeding asserting any claims that are released hereby, and if any such proceedings are ever prosecuted, the complaining party waives and agrees not to take any award of money or other damages from such proceeding.

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     7. Waiver of Rights Under California Civil Code Section 1542.
The parties hereto respectively acknowledge that this Agreement is effective asa full and final accord, satisfaction and settlement of and bar to each and every claim and cause of action referred to and released by virtue of Section 6 above. In furtherance of their respective intention, the parties hereto respectively acknowledge their familiarity with Section 1542 of the Civil Code of the State of California, which provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
          WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO
          EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE
          RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
          MATERIALLY AFFECTED HIS SETTLEMENT WITH THE
          DEBTOR."

     The parties hereto respectively hereby expressly waive and relinquish any and all rights and benefits which they have or may have under Civil Code Section 1542 or any similar provision or law to the full extent that they may lawfully waive such rights and benefits. The parties hereto further respectively acknowledge that they are aware that they or their attorneys may hereafter discover facts different from or in addition to the facts of which they or their attorneys now are aware with respect to the subject matter of this Agreement and that they nevertheless intend hereby fully, finally, absolutely and forever to settle the matters released by virtue of Section 6 above, notwithstanding the discovery of any such different or additional facts.

     8. No Expiration or Termination of Warrant. HemaCare acknowledges and agrees that the termination of the License Agreement has and shall have no effect whatsoever on the Warrant, which shall remain outstanding and exercisable to the same extent as prior to such termination.

     9. Authority to Contract; Effectiveness of Agreement. The parties hereto represent and warrant to each other that they have taken all action necessary to authorize, and that they have the authority to enter into and deliver, this Agreement on behalf of themselves and all others whom they purport to represent herein and have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any debt due, liability, demand, obligation, cost, expense, debt, sum of money, controversy, damage, account, reckoning, lien, claim or cause of action (including claims for punitive or other extra-contractual damages), or any part or portion thereof, involved or referred to herein. Each of the parties hereto agrees to indemnify and hold harmless the other parties hereto from and against all adverse consequences of any actual or purported transfer or assignment. This Agreement shall become effective immediately upon its execution and delivery by the parties.

     10. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes and replaces all prior negotiations and agreements,

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written and oral.  No waiver, amendment or modification of any of the provisions hereof shall be of any force or effect unless contained in a writing signed by the parties hereto. Each of the parties hereto acknowledges: (i) that no other party and no agent or attorney of any such other party has made any promise, representation or warranty whatsoever, express or implied, not contained herein; and (ii) that it has not executed this Agreement in reliance upon any promise, representation or warranty not contained herein.

     11. Expenses. Each party shall pay its own expenses, including the fees of counsel, in connection with the preparation and execution of this Agreement.

     12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to constitute an original.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California,
without giving effect to conflicts of laws rules and laws.    la
demande des parties, cette convention a ete redigee en anglais. At the request of the parties, this Agreement has been drafted in the English language.

     14. Binding Effect. This Agreement shall be binding on the legal representatives and successors and assigns of the respective parties hereto.

     15. Attorneys' Fees. If any litigation or any other proceeding is commenced in connection with or related to this Agreement, the losing party or parties shall pay the reasonable attorneys' fees of the prevailing party or parties.

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     16.  Headings.  The section headings contained herein are for the convenience of the parties only and are not intended to affect the interpretation of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              MEDICORP INC.


                              By:  /s/ Elliot Block
                              ---------------------------
                                   Elliott Block, Ph.D.,
                                   President


                              HEMACARE CORPORATION


                              By:  /s/ Hal I. Lieberman
                              ----------------------------
                              Hal I. Lieberman, President
                              and Chief Executive Officer

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                           LIST OF APPENDICES


Appendix A    License Agreement dated as of February 17, 1993,
              between HemaCare Corporation and Medicorp Inc.

Appendix B    Letter agreements dated March 1, 1993, April 26,
              1993, August 9, 1993 and February 25, 1994
              amending or modifying the License Agreement

Appendix C    Warrant Agreement dated as of February 17, 1993,
              between HemaCare Corporation and Medicorp Inc.

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